Exhibit 19

SELECTIVE INSURANCE GROUP, INC.
INSIDER TRADING POLICY

Introduction

This Insider Trading Policy (“Policy”) explains the requirements and procedures all employees, officers, and directors (collectively, “Insiders" and each, an “Insider”) of Selective Insurance Group, Inc. and its subsidiaries (“Selective”) must follow when:

•Trading in Selective securities (and the securities of other companies with information obtained through Selective); and
•Responding to questions and requests for confidential information about the business and affairs of Selective (and other companies obtained through Selective).

Federal and state securities laws prohibit: (i) the purchase or sale of securities while in possession of material non-public information (“Inside Information”); or (ii) the disclosure, directly or indirectly, of Inside Information to others who then trade in securities (“Tip” or “Tipping”).

This Policy also applies to the Family Members and Related Entities of Insiders. “Family Members” means (i) anyone who resides with or lives in the household of an Insider, and any family members (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws) who do not live with an Insider, but whose transactions in Selective securities (and the securities of other companies with information obtained through Selective) are directed by, or are subject to, the influence or control of an Insider ; and “Related Entities” means (ii) entities an Insider controls. Each Insider has a legal obligation to make Family Members and Related Entities aware of, understand, and comply with this Policy’s provisions and obligations.

Insiders must understand the breadth of activities that constitute illegal insider trading and the potential severe consequences for their violation. Both the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market investigate and are very effective at detecting insider trading. The SEC and the U.S. Department of Justice pursue insider trading violations vigorously, both criminally and civilly. Insider trading cases have been successfully prosecuted against individuals who traded through foreign accounts or family members and friends, and with respect to trades for only a small number of shares. There are no exceptions for small or “immaterial” trading transactions.
This Policy applies even after the termination of an Insider’s employment, service, or other relationship with Selective. If an Insider has material non-public information when their employment or service terminates, such Insider, any Family Members, and Related Entities in possession of such Inside Information, or any other person who was advised to trade based on such Inside Information, may not trade in Selective securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

Selective Insider Trading and Tipping Policy

No Insider, Family Member, or Related Entity shall:

•Buy, sell, or otherwise engage in any transactions, either directly or through a third party, (“trade”) in Selective securities or the securities of other companies with which Selective does business, including customers and suppliers, while in possession of Inside Information relating to the company whose securities are the subject of the transaction.

•Tip, directly or indirectly, Inside Information to any person who might: (i) trade in Selective securities or securities of another company about which Selective has Inside Information; or (ii) pass along such information to others who might trade. Examples of Inside Information relating to securities of another company might include information about the potential merger of a publicly traded insurance agent, claims information about a publicly traded reinsurer, or the entrance into a material contract with another publicly traded company. Note that some information may be immaterial to Selective but material to the other company.

•Make recommendations or express opinions to any person about trading in Selective securities based on Inside Information, even if the specific Inside Information is not shared with the other party.

•Answer questions or provide information, including Inside Information, about Selective and its business affairs to outsiders unless specifically authorized or as required by law.

No Insider may, directly or indirectly, disclose Inside Information to persons: (i) within Selective whose jobs do not require them to have that information; or (ii) outside Selective including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, unless the disclosure is authorized by Selective.

If an Insider receives any inquiry or request for information (particularly financial results and/or projections, including inquiries to affirm or deny information about Selective) from any person or entity outside Selective, such as a stock analyst, the inquiry should be referred to Investor Relations, which will consult with the Legal Department, as appropriate.

Individual Responsibility

There are no exceptions to this Policy – even for situations that may seem necessary or justifiable (such as the need to raise money for an emergency expenditure) or small transactions. Always avoid the appearance of an improper transaction to preserve Selective’s reputation for adhering to the highest standards of conduct and help ensure your compliance with applicable laws.

If Inside Information is inadvertently disclosed – no matter the circumstances – the person making or discovering that disclosure should immediately report the disclosure to Selective’s General Counsel.

“Inside Information” Defined

Inside Information is material non-public information.

“Non-public” information is any information that has not been disclosed broadly to the marketplace and for which the investing public has not yet had time to absorb and evaluate. Effective disclosure of such information comes through public filings with the SEC and other regulatory bodies, press releases, and public meetings with analysts and the press. If information has been widely disseminated, it is usually sufficient to wait until the second business day after publication to allow the public to absorb and evaluate the information.

All information that an Insider learns about Selective or its business plans is potentially Inside Information until Selective publicly discloses it. Similarly, Inside Information about any other company that it is not yet generally known to the public is also potentially Inside Information. Rumor and speculation in the public or media about material information – absent an official statement from the respective company – does not constitute public information.

Under the securities laws, “material” information is: (a) any information that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold securities; or (b) any information that might affect the market or price for a company’s securities (whether positive or negative).

•It is impossible to define all categories of material information, which enforcement authorities will determine in hindsight based on an assessment of all the facts and circumstances. Information that is material at one time may cease to be material at another, and vice versa.

If material, the following are examples of Inside Information (this information may be positive or negative):

•Selective’s financial results, earnings, losses, including catastrophe losses, liquidity, and other similar financial information, including forecasts.

•Communications with government agencies.

•Selective’s strategic plans.

•Possible action related to Selective’s stock, such as a dividend declaration (including an increase or decrease in the dividend), stock split, or anticipated public or private offerings of Selective securities.

•The fact that Selective is evaluating or considering an acquisition candidate, business unit divestiture, joint venture, tender offer, or restructuring activity, that related discussions or negotiations are in progress, or that such a transaction is being undertaken.

•News of significant changes in products or services, the gain or loss of a significant customer or supplier, and other major marketing changes.

•Major contract awards, modifications, or cancellations.

•Pricing changes or discount policies.

•Changes in management or control.

•Possible tender offers or proxy fights.

•Significant write-offs.

•Any significant actual, threatened, or resolved litigation or any government investigations.

•Impending bankruptcy.

•Knowledge of a significant data security, privacy, or cybersecurity incident.

“Tipping” Defined

In addition to being forbidden from using Inside Information to trade in securities for an Insider’s own advantage, an Insider is also prohibited from Tipping Inside Information – even if such Insider did not share the specifics of the Inside Information – to any other Insider, or to any other person (including, but not limited to, friends, business associates, spouses, or other Family Members), who could then trade on, or pass along, that information. Under the securities laws, both the discloser (“tipper”) and recipient (“tippee”) of Inside Information are liable for violations and will be held accountable for trading by their Family Members and Related Entities.

Inside Information must be protected. Avoid inadvertent communication. For example:

•Do not discuss new developments in public places such as elevators, hallways, restaurants, airplanes, taxicabs, or any place where an Insider can be overheard.

•Do not gossip about potential Inside Information.

•Do not read documents with Inside Information in public places, including on an electronic device without a privacy screen.

•Do not discard documents or electronic devices with Inside Information where others can retrieve them.

•Ensure all electronic devices that contain or can provide access to Inside Information are adequately password protected.

•Do not carry documents with Inside Information in public places in an exposed manner, including on an electronic device without a privacy screen.

•Cover documents with Inside Information and turn off or lock electronic devices with Inside Information before leaving the office or room (including with respect to remote working spaces).

•Do not leave documents or electronic devices with Inside Information where others can read or access them.

•Do not copy, download, or screenshot documents with Inside Information for personal use, without express consent of a supervisor.

•Do not disclose Inside Information to other Selective personnel unless they have a legitimate business need to be made aware of such information.

Trading in Non-Stock Based Compensation Options and Short Sales Prohibited

In addition to buying and selling Selective stock on the open market, investors are able to buy, sell and trade “put” and “call” options on Selective stock. These options differ from those awarded as part of Selective’s employee or director stock-based compensation programs. Option trading is a highly speculative market activity that, essentially, is a bet on the future direction of Selective’s stock price. If persons with access to Inside Information engage in such option transactions, even if they do not use Inside Information, it may create the impression that such transactions are based on Inside Information. Accordingly, Insiders (or any Family Member or Related Entity) may not engage in any transactions involving options on Selective stock, except for those awarded through the Selective employee or director compensation programs, or engage in any other type of derivative or speculative transaction in Selective securities. Also, Insiders, their Family Members, and any Related Entities may not execute short sales (a sale of securities that are not currently owned by the seller) of Selective securities.

Policy Relating to Hedging

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other shareholders. For this reason, Selective prohibits officers, directors, and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective securities holdings.

Penalties for Insider Trading/Responsibility for Subordinates

Penalties for insider trading can be severe for both an Insider and Selective. Selective and its directors, officers, or supervising employees may be liable under securities laws for significant penalties if they do not take reasonable actions, including actions required by this Policy, to prevent a person directly or indirectly under their control from trading in securities while in possession of Inside Information, including failing to report related information or recklessly disregarding the likelihood that such trading would take place.

In addition to an Insider’s dismissal from Selective, failure to comply with Selective’s Insider Trading Policy could result in:

•Forfeit of trading gains made or losses avoided, as well as civil penalties of up to three times the profits gained or losses avoided.

•Criminal fines of up to $5 million.

•Imprisonment for up to 20 years.

•Injunctions against future violations.

•Private party damages.

If an Insider Tips information to a person who then trades, such Insider can be subject to the same penalties as the tippee, even if such Insider did not trade and did not profit or avoid losses from the trading made by the person who receives the Tip.

Timing of Securities Trading

Selective encourages employees to invest in Selective securities, but there are restrictions regarding the timing of trading in Selective securities. The following requirements can help to avoid securities law violations, but do not provide immunity for trading while in possession of Inside Information.

a.Trade Only in a Window Period

Selective strongly encourages Insiders to buy, sell, or gift Selective securities only during the period beginning on the second (2nd) business day following the release of Selective’s quarterly or annual financial results and ending on the tenth (10th) day (or, should that be a non-business day, the prior business day) of the third (3rd) month of each quarter (so-called “Window

Periods”). Even during Window Periods, Insiders may never trade Selective securities when in possession of Inside Information.

Regulatory authorities scrutinize securities trading with hindsight. Consequently, before trading in Selective securities, Insiders should carefully consider how the authorities, in the future, might view their trading.

Subject to the Pre-Clearance procedures applicable to Covered Insiders (each as defined below), the following transactions are generally permissible outside of Window Periods (collectively, “Transactions Exempted From Window Periods”):

•Regular, continuing purchases of Selective securities through Selective’s employee stock purchase plan (“ESPP”). The trading restrictions do apply, however, to (a) the initial election to participate in the ESPP; (b) any changes to an Insider’s participation in the ESPP; and (c) the sale of Selective securities acquired under the ESPP. For the avoidance of doubt, an Insider should not elect to participate in or change or terminate their participation in an ESPP when such Insider is in possession of Inside Information;

•Cash exercise of options awarded as part of Selective’s employee or director stock-based compensation programs where no Selective securities are sold in the market. For the avoidance of doubt, the subsequent sale of stock (including sales of stock in a broker-assisted cashless exercise) acquired upon the exercise of options is subject to all provisions of the Policy, and exercises involving a stock swap, stock appreciation rights, or “cashless” transactions that involve the sale of securities to cover the exercise price are restricted to the Window Period;

•Purchases of Selective securities under a dividend reinvestment plan resulting in the reinvestment of dividends paid on Selective securities; and

•Transactions that comply with pre-approved and pre-arranged written plans pursuant to Rule 10b5-1 (as defined below), subject to the conditions described below.

This Policy does not apply to the vesting and delivery of restricted stock units and performance-based equity awards. This Policy does apply to any public market sale by an Insider of any stock underlying such equity awards, even if the sale is to satisfy any tax obligations arising with respect to the equity awards. For the avoidance of doubt, the foregoing prohibition does not apply to Selective withholding shares of common stock subject to such equity awards to satisfy tax withholding requirements.

In addition, Selective may impose other “blackout” periods or restrictions on trading, upon notice to Insiders.

b.Trading Pre-Clearance Required for Covered Insiders

Notwithstanding the foregoing, Covered Insiders (as defined below) and their Family Members and Related Entities, may only conduct transactions involving Selective’s securities after Pre-Clearance (as described below) and during Window Periods (except with respect to Transactions Exempted From Window Periods).

“Covered Insiders” means the following Insiders, as well certain other Insiders that are designated by the General Counsel or Corporate Secretary:

•Members of Selective’s Board of Directors;

•Selective’s President and Chief Executive Officer and their direct reports;

•Direct reports of Selective’s Chief Financial Officer, Chief Operating Officer, Standard Lines, Treasurer, Chief Accounting Officer, General Counsel, and Chief Compliance Officer;

•Employees assigned to Selective’s Investor Relations operations; and

•Other persons designated and notified by the General Counsel or Corporate Secretary.

To prevent inadvertent violations and avoid the appearance of an improper transaction (i.e., when an officer trades while unaware of a pending major development) and to ensure the proper filing of SEC reports, the following “Pre-Clearance” procedures must be followed:

All transactions in Selective securities (including acquisitions, dispositions, transfers, gifts, and Transactions Exempted From Window Periods) by Covered Insiders, their Family Members, and any of their Related Entities must be pre-cleared by the General Counsel, Corporate Secretary, or Assistant Corporate Secretary (or their designees).

A request for Pre-Clearance should be submitted to the General Counsel, Corporate Secretary, or Assistant Corporate Secretary (or their designees) at least 24 hours in advance of the proposed transaction. The General Counsel, Corporate Secretary, or Assistant Secretary (or their designees) are under no obligation to approve any proposed transaction. If the proposed transaction receives Pre-Clearance, unless otherwise advised, a Covered Insider has two business days from Pre-Clearance to effect the transaction or submit the transaction order to their broker. If a Covered Insider does not effect the transaction or submit the order within that time, such Covered Insider must request Pre-Clearance again from the General Counsel, Corporate Secretary, or Assistant Corporate Secretary. For the avoidance of any doubt, the granting of Pre-Clearance does not permit trading while in possession of Insider Information.

All other Insiders must use their own judgment in determining whether it is appropriate under this Policy to enter into a particular transaction. Insiders not subject to the Pre-Clearance requirements should contact the General Counsel or Corporate Secretary prior to entering into any transaction they think may be prohibited by this Policy.

c.Trading under a 10b5-1 Plan

Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible to rely on this defense, an Insider must enter into a “10b5-1 plan” for trading in Selective securities that meets the requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”).
An Insider may trade Selective securities or exercise options on Selective stock outside of Window Periods and regardless of their possession of Inside Information if the trade or option exercise is pursuant to a pre-approved and pre-arranged 10b5-1 plan that was entered into in good faith and when such Insider was not in possession of Inside Information and that complies with all of the requirements of Rule 10b5-1. A 10b5-1 plan: (i) must be written; (ii) must be reviewed and pre-approved by Selective’s General Counsel before it is entered into, amended, replaced, or terminated; and (iii) may only be entered into, amended, replaced, or terminated during Window Periods. Once the 10b5-1 plan is adopted, an Insider must not exercise any influence over the amount of Selective securities to be traded, the price at which they are to be traded, or the date of the trade. The 10b5-1 plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Additionally, the 10b5-1 plan must include a representation certifying that (i) at the time the 10b5-1 plan was adopted or modified such Insider was not aware of Inside Information; and (ii) such Insider adopted or modified the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

Any Insider who wishes to enter into a 10b5-1 plan must submit the 10b5-1 plan to the General Counsel for prior written approval. Subsequent modifications, amendments, replacements, or early terminations of any 10b5-1 plan must also be pre-approved by the General Counsel. Whether or not pre-approval will be granted will depend on the facts and circumstances at the time.

An Insider is prohibited from trading in Selective securities pursuant to a 10b5-1 plan until the later of (i) 90 days following the 10b5-1 plan’s adoption or modification or (ii) two business days following Selective’s disclosure of its financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (the “Insider Cooling-Off Period”); provided, however, the Insider Cooling-Off Period shall not exceed 120 days following the adoption or modification of the 10b5-1 plan.

In connection with an Insider’s entry into any 10b5-1 plan, such Insider agrees to promptly provide to Selective any information relating to the 10b5-1 plan that would assist Selective in timely satisfying its disclosure obligations in connection with required Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statements, Section 16 filings, and other SEC filings.

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Please contact the General Counsel or Corporate Secretary with any questions about this Policy.